Exhibit 5.1

DuMoulin Black LLP 10th Floor 595 Howe Street Vancouver BC Canada V6C 2T5 www.dumoulinblack.com Telephone No. (604) 687-1224

File No.	5680-004

July 29, 2022

Bruush Oral Care Inc.

128 West Hastings Street, Unit 210

Vancouver, British Columbia V6B 1G8

Canada

Dear Sirs/Mesdames:

Re:	Bruush Oral Care Inc. (the “Company”)

We are British Columbia (the “Province”) securities counsel for the Company and are rendering this opinion in connection with the filing of a registration statement on Form F-1 (the “Registration Statement”) filed by the Company under the Securities Act of 1933, as amended (the “Securities Act”), with respect to the offering made pursuant to an underwriting agreement between the Company and Aegis Capital Corp. (the “Underwriter”) pursuant to which the Company has agreed to offer and sell to the Underwriter (the “Offering”): (i) units (“Offered Units”), each Offered Unit consisting of one common share of the Company (an “Offered Share”) and one common share purchase warrant (an “Offered Warrant”) exercisable to purchase one common share of the Company (an “Offered Warrant Share”) at a price equal to the Offering price per Unit, (ii) pre-funded units (“Pre-Funded Units”) to be issued in lieu of the Offered Units, with each Pre-Funded Unit consisting of a pre-funded warrant (an “Offered Pre-Funded Warrant”) to purchase one common share of the Company (an “Offered Pre-Funded Warrant Share”) at a price of $0.001 and one Offered Warrant, and (iii) additional Offered Shares (the “Additional Shares”) and/or Offered Pre-Funded Warrants (the “Additional Pre-Funded Warrants ”) representing up to 15% of the Offered Units sold in the Offering, and/or additional Offered Warrants (“Additional Offered Warrants”) representing up to 15% of the Offered Units sold in the Offering, all pursuant to the over-allotment option granted to the Underwriter, all as further described in the Registration Statement.

Unless otherwise specifically stated, all references hereinafter to: (i) the “Shares” shall mean, collectively, the Offered Shares and the Additional Shares; (ii) the “Pre-Funded Warrants” shall mean, collectively, the Offered Pre-Funded Warrants and the Additional Pre-Funded Warrants; (iii) the “Warrants” shall mean, collectively, the Offered Warrants and the Additional Offered Warrants; (iv) the “Pre-Funded Warrant Shares” shall mean, collectively, the Offered Pre-Funded Warrant Shares purchasable under the Pre-Funded Warrants; and (v) the “Warrant Shares” shall mean, collectively, the Offered Warrant Shares purchasable under the Warrants; and “Securities” shall mean, collectively, the Shares, the Pre-Funded Warrants, the Pre-Funded Warrant Shares, the Warrants and the Warrant Shares.

For the purposes of our opinion below, we have relied solely on:

(i)	a certificate of an officer of the Company (the “Officer’s Certificate”) dated the date hereof certifying the Certificate of Incorporation, Notice of Articles and Articles of the Company; and

(ii)	a certificate dated July 28, 2022 (the “Certificate of Good Standing”) issued pursuant to the Business Corporations Act (British Columbia) (the “BCBCA”) relating to the Company.

Whenever our opinion refers to shares of the Company whether issued or to be issued, as being “fully paid and non-assessable”, such opinion indicates that the holder of such shares will not be liable to contribute any further amounts to the Company by virtue of its status as a holder of such shares, either in order to complete payment for the shares or to generally satisfy claims of creditors of the Company. No opinion is expressed as to actual receipt by the Company of the consideration for the issuance of such shares or as to the adequacy of any consideration received.

We have also examined and relied upon such other documents as we have deemed relevant and necessary as a basis for the opinions hereinafter expressed. We have assumed the genuineness of all signatures, the legal capacity at all relevant times of any individual signing such documents, the authenticity and completeness of all documents submitted to us as originals, the conformity to authentic original documents of all documents submitted to us as certified or photostatic copies or facsimiles (including scanned copies provided by email), and the authenticity of the originals of such certified or photostatic copies or facsimiles and the truth and accuracy of all corporate records of the Company and certificates of officers provided to us by the Company.

We are solicitors qualified to practice law in the Province only and we express no opinion as to the laws of any jurisdiction, or as to any matters governed by the laws of any jurisdiction, other than the laws of the Province and the laws of Canada applicable therein. The opinions herein are based on the laws of the Province and the laws of Canada applicable therein in effect on the date hereof.

The opinions expressed below are given as of the date of this letter and are not prospective. We disclaim any obligation to advise the addressees or any other person of any change in law or any fact which may come or be brought to our attention after the date of this letter.

In rendering the opinion expressed in paragraph 1 hereof, we have relied exclusively and without independent investigation upon the Certificate of Good Standing, which we assume continues to be accurate on the date hereof.

Our opinions expressed in paragraphs 2 through 4 hereof are subject to the qualification that all necessary corporate action will have been taken in accordance with the BCBCA to duly authorize the issuance, sale and delivery of the applicable Securities including, without limitation, to set the issue price therefor.

Other than our review of the Officer’s Certificate, we have not undertaken any special or independent investigation to determine the existence or absence of any facts or circumstances on which our opinions herein are based, and no inference as to our knowledge of the existence of such facts or circumstances should be drawn merely from our representation of the Company.

Based and relying upon the foregoing, and subject to the assumptions and qualifications expressed above and below, we are of the opinion that:

1.	the Company was duly incorporated as a company under the laws of the Province, is a valid and existing company and is, with respect to the filing of annual reports, in good standing;

2.	upon full receipt of payment of the issue price of the Shares and the issuance thereof, the Shares will be validly issued as fully paid and non-assessable shares in the capital of the Company;

3.	upon receipt by the Company of the exercise price in full for the Warrant Shares and the issuance of the Warrant Shares in consideration for such exercise price in accordance with the terms of the Warrants, the Warrant Shares will be validly issued as fully paid and non-assessable shares in the capital of the Company;

4.	upon receipt by the Company of the exercise price in full for the Pre-Funded Warrant Shares and the issuance of the Pre-Funded Warrant Shares in consideration for such exercise price in accordance with the terms of the Pre-Funded Warrants, the Pre-Funded Warrant Shares will be validly issued as fully paid and non-assessable shares in the capital of the Company.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference to this firm under the heading “Legal Matters” in the Registration Statement. In giving such consent, we do not thereby admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations thereunder.

Yours truly,

/s/ DuMoulin Black LLP